Exhibit 99.1

Transcript of Town Hall Meeting

SCOTT DRAKE:  Good morning, everybody.  Standing room only.  Team in the back, are we on?  Are we live across the world?  We are, good.  So welcome.  Welcome to our team here in Colorado Springs.  Welcome to our teammates in Fremont.  We will be seeing you right after this Town Hall and then we’ll make our way from Fremont to Maple Grove.  We’ll see Maple Grove teammates tomorrow morning.
But we are here to make a very important and very exciting announcement.  And that is, that two great companies are coming together.  And I say coming together because every time I have said to Bert anything about an acquisition, he corrects me and says, no, this is a merger.  This is a merger of two great companies and two great teams.
And what I want to share with you this morning is kind of how this began and what we as a team have learned along the way about our new teammates that we’ll be coming together with.  Back in the—I think it was March timeframe, Shar and I had a meeting with Bert and Chris and a couple of folks on their team.  You’ll be hearing from them momentarily and they shared with us the vision that they have as a company.  To touch over three billion lives on an annual basis.  And they shared strategically how they wanted to do that.  By connecting front-end imaging and diagnostic technology of which they’re the leader in the world with a backend therapeutics platform that would really solve customers’ problems in big disease states.  And we were the best idea that they had on the continuation of that journey.  And when they told us their story, they used words like, mission, vision, values, culture.  They spoke the same way that we do and I will admit through the course of getting to know them, I have been completely taken with the vision that they have as a team.
We then shared our story.  We shared where we’re going in the peripheral space; in the lead management space; in the coronary space.  We talked about our big four, ARD; Wicked Strategic Clarity; execute as if lives depend on it because, indeed in our case, they do and we talked about the importance of being thoughtful and purposeful about our culture.  And after we kind of told one another our stories, we then took the opportunity to contemplate what it could mean to bring these two great teams together, and these two great platforms together.  And we became convinced that we could amplify the impact that we have on our most important constituencies.

First and foremost, on teammates and the opportunity for teammates around the world.  Certainly for customers around the globe and in partnership with our customers for patients, three billion and plus of them all around the world.  And to be able to amplify the impact of our current portfolio; the pipeline of products that we have coming; the compendium of new clinical data that continues to come about, we got really excited and convinced that this was the right next step along our journey.
So I am going to invite up our new leader who is going to take this company to new heights and before you stand up, my friend, I’m going to tell them a few things about you  (Laughter).  I’m not quite done yet.  Bert van Meurs, who you’re going to hear from, I have gotten to know over the past five months.  He is a very rare leader who has a very high IQ and EQ, very rare combination.  He’s been with Philips for 31 years.  He has spent his career in the interventional space.  Kind of like me.  He’s got a sales and marketing background and very unlike me, he’s got a Masters in Physics and I think you will come to learn over the next several months, you have a leader you can trust.  You have a leader that you can rely on; who speaks the language that we speak and he is more than prepared to take this great team to a new level.  Let’s give Bert a very warm Spectranetics welcome.  (Applause)
BERT VAN MEURS:  Yep, can you hear me?  Okay, is this working?  Yep, good, good.  Oh good.  So for me, there’s the ‑
SCOTT DRAKE:  Let’s give him the handheld.
BERT VAN MEURS:  Give me the handheld, yeah.  Excuse me.  (Laughter) Yeah.  Okay, can you hear me?  (Applause) Thank you.  Thank you.  Thanks, Scott, for a wonderful introduction.  Really, I must say, I’m honored and humbled to be here and that’s such an introduction because for me and us and the entire team that’s here, but everybody in Philips, this is a very, very proud moment.  As Scott said, as Philips, we are on a tremendous journey as a company to become a leader in health tech.  It’s a journey that’s already for 125 years, so let me see some hands here.  Who of you have heard of Philips before?  Okay, thank you.  Thank you.  Good.  There was a risky question, right.  But as a company, we started 125 years ago and in our culture, it was very much about innovation and entrepreneurship and we have groped that all along and we have been in many, many different businesses.

But since the last number of years, we have really focused our strategy on health tech and become a leader in health tech and we are a hundred percent focused company in healthcare.  And that is all because of our mission.  As Scott said already, our vision and mission is really through meaningful innovation improving people’s lives and we are on a mission to improve the lives of three billion people by 2025.
And that’s a fantastic journey and we have a fantastic platform with a lot of innovation to actually go there.  And we have a strategy that you will fit in perfectly.  So as we are very proud that you are joining us on this journey, I really want to recognize that you should also be very, very proud of what you have done; how you have built a formidable company; how you have grown this business, testimony to Scott and the leadership, but all of you—this is a fantastic company.  That’s why we are so keen and so interested to see how we can merge on this journey, your company and our company together to go on this journey together.  And I’m convinced that together, we can do so much more than as independent companies that you will be a key player in fulfilling this strategy within Philips.  That’s fantastic.
Now, I’m also very proud because, as Scott said, I’ve been all my life with Philips.  I’m more than 31 years.  I’ve been always a Philips employee, but as of today, now, I’m also a teammate and I really like that very much.  (Applause)
So quick introduction to Philips and you probably know Philips from consumer electronics and TVs and so on, and specifically also lighting, but as I said, in the last 125 years, we have gone on a journey to be this leader in health tech and healthcare.  And we’re combining our consumer business, which is now personal health and our professional healthcare business to really deliver on that mission.
But here are a number of numbers.  We are industry group leader for Dow Jones sustainability index and again, if you look at how complementary our businesses are and (indiscernible) sustainability and also doing the right thing for the planet, for us, extremely important and I know for you as well.  So we are a leader there.

We have sales and service organizations in more than a hundred countries.  We are a global leader and especially if you come to image-guided therapy, we are the global leader in cath lab systems for many, many years in more than a hundred countries all over the world.  So that also offers a global platform to expand the Spectranetics business around the world, synergizing with our systems business.
Ten percent of sales invested in R&D.  Now, I know for you, that’s a very low number, but this is for all of Philips, also, our consumer and personal health business and the healthcare businesses.  I know and therefore, our roots are the same in innovation.  Innovation is really the lifeline of our company and I know it’s for you exactly the same and you spent 26 percent of R&D—of sales in R&D, also because you have a very strong clinical capability.
Now and that’s again, where the synergy comes along.  You have a unique capability, what you do in innovation, but specifically, also, in clinical.  Philips, traditionally, has been a systems business.  We were not into clinical trials.  Recently, we have acquired Volcano to go on that journey to become also a device player.  And I will come back to that later and Chris can also allude to that.  But the capability that you have to run clinical trials, to understand the device business is very important for us to complement where we are in the imaging business.  And therefore, and exactly that (indiscernible), I talk about a merger.  It is not so and I’m sure you must be concerned and maybe even scared, there’s this huge company that now comes in, but we have a profound device business and you have a very strong device business and together we want to build a stronger business.  And we, as Philips, need to learn from you how to do that and to learn from your capabilities, in R&D, in clinical, in the commercial channels and that’s where we can learn from each other and become so much stronger together.
So 10 percent sales in R&D; 71,000 employees; and as of today, there will be a lot of teammates there, so I will be working on see where we can change that and roughly over €17 billion in revenue.  Also, going to innovation, Philips is the largest patent applicant in European IP for the last two or three years already, so we have a very strong patent and resource of technology and IP that you, as part of Philips now, will have access to in our research labs and that kind of IP.  And that’s, again, what we bring to the table, where we can learn from each other.

Now, (laughter) so, no—in the introduction of Philips, let me introduce Philips; who we are, you know.  I’ve learned from Scott—I’m European.  I don’t know anything about the American football (laughter).  And you know how these acquisitions go, you know, you use code names.  So I’m sure maybe some of you have seen the name Brady and Belichick coming along.  That was a code name for the projects that we were working on and the code name for the company, you know.  And we were code named Brady and I’ve learned that it’s very important that you root for the right team.  To be honest, I had no idea who that guy was on the (indiscernible).  I thought this was his father who was angry at him because (indiscernible).  Happens to be his coach and I don’t know which team you root for, but very important, the symbolism that you see here actually.  And I said before, this is a merger of strengths, of bringing new capabilities together and together we can win.
Where alone, we may not be able to win.  So if you bring one of the best top athletes, energetic and young together with very experienced and somewhat older, but a lot of experience and broad capability together, then you can win.  And that’s why I thought the symbolism of Philips and Spectranetics together really shows that together, we can do magic.  Now, it happens so to be—I thought so, this must be Philips and this is Spectranetics, but actually, and that’s a great compliment.  So Scott decided, that we Philips are Brady, you know, so and then we had a code name within Philips as well and actually, it’s all the same picture and that is here, it was called Nike.  You were Nike.  Every time we talked about Spectranetics and now I have to get used, actually, to use the word Spectranetics because we were so used to use Nike and the symbolism for that is, well, you know, just do it.  We have a vision and it may sound risky in the beginning and—but we believe we’re on a great journey and a great path and together with you, we can win and therefore, let’s just do it together.  So this is who we are —
(Applause)
And I think Scott already explained it extremely well, so there is a very strong synergy in culture and vision between our companies.  That’s why I believe this is going to work so tremendously well.  You can have the best strategy and we can have fantastic portfolio and we have all these technologies, but at the end of the day, it is you, the people who have to make this work and how we have to work together to really execute on this strategy.  And I’m confident that we will do this because of the culture that you have and the values that you have.  You focus on the market, on customers, on patients, it’s exactly the same as we have.  Actually, it is remarkable and if I put it together, our mission is improving people’s lives through a meaningful innovation; your mission is saving every lymph, restoring every vessel and manage every lead, it’s improving people’s lives.  Focus on the patient.  Our purpose is that we’re leading in thought and action so that our patients get home faster, healthier, and stay there living the life they love.

And what you say is, life lived fully, Spectranetics is helping patients return to activities they love.  It’s amazing.  It’s almost identical, so our value as a company and being that together is we—I think it’s magic and together we will be so much stronger.  That’s why I really believe this is a merger of strengths where together we will be able to do amazing things.
Now, let me explain a little bit of strategy of Philips and where we come from, (indiscernible) are now this focused company.  Focused health tech, what do we mean with that?  Health tech is really and we have aligned this strategy along what we call the health continuum.  And I believe it’s a little bit the same as what you’re doing as well.  Follow the patient on a care path and how can we as a company improve that care path and the delivery of care for that patient.  In cardiology, in oncology, in fertility and parenting, and that’s what we do.  So not focus on the single individual product, but really look at how can we help our customer to treat patients better.  That’s the business that we’re in.  We’re not in the business of making the best cath lab.  We’re in the business of treating patients better and enabling our customers to do exactly that.  And therefore, if you look from that objective, then we shouldn't focus on just making a fantastic x-ray system, but that’s why we believe going into integrated solutions where we have in the middle here, for diagnosis and treatment, a cath lab.  But if we can have smarter devices and the best devices to do that treatment well, then you may do that with less x-ray dose and you have an integrated solution and you can treat patients better.

So what we are—our objective is really to go from healthy living, prevention, diagnosis and treatment, back to home care and along that continuum, help our customers to deliver better care.  And we are well positioned, as I mentioned before in the middle image-guided therapy, we have over 40 percent market share in interventional x-ray labs.  Very strong customer relations.  We have a leadership position (indiscernible) we are getting into atherectomy and getting more and more into treatment and that brings me to our strategy and these are very busy slides, but I just want to highlight the strategy for image-guided therapy is therefore, to deliver and enable a better treatment for patients based on our core strengths.
So we will continue to innovate on our core strengths and from that position of strengths, we can grow into adjacent areas and that’s exactly where two and a half years ago, we decided to acquire Volcano, become a strong device company.  We have learned a lot from that integration and the experience from that integration and how to integrate companies into Philips, we, of course, will also apply to this integration, but then we have technologies in-house with which we can build smarter devices through guidance, through robotics, through navigation and go into an adjacent area and then as a next step, which is new to Philips and even in Volcano, we have one device which is where we got into therapy, but if we’re really truthful to our strategy, to become a therapy player, we want to become a stronger therapeutic device player and that’s where you come in.  And that journey for our image-guided therapy business, you will lead that journey because we don’t have that capability as of yet in Philips.  You have.  We need to learn from you there.
You will lead Philips to become this leader further in implementing this overall strategy, so you will play a key role in the implementation of the ITT strategy and of the Philips strategy overall.  Now, with that, let me introduce to you, Chris Barys.  Chris is the leader of the image-guided therapy devices business.  Basically, the Volcano business.  Based out of San Diego, Chris joined us a year ago from Medtronic, has a very strong background in the device base.  Has been in therapeutic devices for many, many years and he is leading us in this direction to become also a therapeutic device leader as overall Philips.  So Chris, why don’t you take us through further on this merger?

CHRIS BARYS:  Thanks.
(Applause)
CHRIS BARYS:  So first of all, thank you very much.  Thank you Scott, Shar, the leadership team.  It is an honor to be here, standing in front of such a talented team.  As Bert mentioned, I’ve been in this space for over 25 years and already have met some familiar faces.  Bucky was around here somewhere, saying hello.  I feel like I’ve grown up with Spectranetics.  I’ve been in the lab shoulder-to-shoulder with your reps over the years, watching you guys build this wonderful foundation of a very, very powerful company and a powerful platform.
I share the passion that Scott has for treating patients.  Everything we do, everything we think about when we put our strategy on paper is through the lens of the patient.  However, I will tell you, over the past 25 years and many of you know this, healthcare is changing.  The way that we deliver and sell our products to the marketplace is changing.  The way I sold products 25 years ago, those days are gone.  Our (indiscernible) been moved.
There are very different real problems that need to be solved within healthcare and I think, you know, there’s this overwhelming influence to build a very large portfolio to compete with Medtronic and Boston Scientific and Abbott and I loved, when I met Scott back at JP Morgan.  He said, “It is not an interest of ours at that point because that’s exactly how we feel within Philips image-guided therapy.  We do not want to compete with Boston Scientific, Medtronic and Abbott.  We want to beat them, but we want to beat them at a different way of getting at solving real problems.”
And if you listen to hospital administrators and doctors today, the way they practice, the way they are incentivized, the challenges they face are very different, so selling widgets, those days are over.  It’s really about solving problems around workflow, improving outcome, both clinical and quality and reducing the costs of care.  But when you think about those three comments, right, improving outcomes, right, and reducing the cost of care, there’s a tension there.
But this is where our therapy strategy or our therapy continuum really has some momentum in the market space, right.  So when we talk about building out our strategy, it really is about giving physicians the ability; giving them information to decide, guide, treat and confirm in one setting.  And giving them all the appropriate information to provide the most effective treatment and confirming it.  Okay.

Now, with these two great companies coming together, these two great portfolios, this needs to expand.  It should be decide, guide, prep, treat and confirm.  And if we can provide that value today, standing side-by-side with the clinicians that we support every day in the lab with our two powerful sales organizations, this strategy is going to come to life in a very profound, meaningful way.  Individually, our companies are very successful, but together, we see this strategy really accelerating and when you start talking about value-based healthcare and bringing this new value proposition with the portfolio that we’re putting together here is very meaningful for patients.  It’s very meaningful for hospitals, for administrators and it really gets at the profound problems of delivering a differentiated portfolio; being able to improve their workflow; improving their clinical outcomes; improving their quality outcomes; and reducing the costs of care.
So in image-guided therapy, the device businesses—we have a coronary business, a peripheral business, and a newly started EP business.  And as we started to talk to Scott and the team, it became very clear that our pathway forward there was a lot of synergies in what--where we were going and what we were doing.  And if we can bring these great companies and the key learnings on both sides of the equation, bringing imaging, informatics together to create smart devices, real-time, to be able to treat patients more effectively, that is a powerful play that Medtronic, Boston and Abbott cannot provide today.
I’ve been with those companies.  I’ve been a part of those portfolios.  I have many friends in those portfolios, the margins in those portfolios are shrinking.  They are thrown into the cost bucket, in the hospital, they are trying to solve for a problem that they can’t solve with their strategy.  This is a winning strategy and I know together we can change healthcare and we can change the lives of many patients who need our services.
There are over 250 million people who suffer from peripheral vascular disease globally.  Over 54 percent of people who go for amputation never have a diagnostic angiogram.  17.3 million people die of cardiac disease.  These are horrible metrics, but it’s my passion that it should be our mission together to try to change those metrics.  And we can do that.

So what happens next?  Well, I’ll tell you, we’ve been waiting for this day for a very long time and it is really an honor to be here.  But there’s a lot of work that got us to where we are today, but there’s a lot more work that needs to go into closing this deal, right.  And we need to start planning for how we’re going to bring these two entities together to start executing on our strategy.  So with that said, with strong dialogue, with both teams, we believe that we need to put together an integration team that has leadership from both sides of the equation.
So leading integration, we have Adam Podbelski from your side of the equation.  He’s on vacation this week and I am really excited to meet him.  I hear he is an engine that we’ll have to keep up with and I love that, so very excited to welcome Adam as an integration lead from your side of the equation.  And then we have Matthijs Groot Wassink.  To make easier for us, we’re going to call him Matt Groot.  Matthijs is here.  Matthijs stand up.
(Applause)
You’ll be seeing a lot of Matthijs and myself.  We are based out of San Diego.  Obviously, Matthijs is in the Netherlands, but he’ll be moving to San Diego, but we will be the primary faces that you’ll be seeing and we look forward to working with Adam and putting together a strategy that puts us in a position where we can be successful to execute our mission.  Okay.
Now, looking forward, right.  There’s a lot that needs to get done during the closing phase here.  We need to continue to keep our heads down.  You have objectives that you need to achieve as a company.  We have objectives we need to achieve.  We need to continue to operate as separate companies, you know, the field teams, they’re out there.  Want to give each other a chest bump, fist bump, a high five, sit down, have coffee, that’s great.  But we’ve got to continue to operate as two separate companies until we close this deal.  We expect over the next four to six weeks that we’ll be able to do that, but until that happens, we need to stay focused on our individual missions.  So with that said, I’d like to turn it back over to Scott for questions.
(Applause)

SCOTT DRAKE:  I think I missed something over here, you guys.  Oh, Candice.  So, can I have this handheld?  I think these are a little shakier.  So I thought that was incredibly well done, guys.  That’s very hard to do, to get up in front of a group of people under these circumstances and share that vision.  I think it was extraordinarily well done.  Thank you.
I thought the slides were very thoughtful.  One in particular caught my attention.  So what we want to do now is kind of go to Q&A.  My guess is there are very big questions.  I was talking to some of our big R&D minds about how we can think bigger as an organization, connecting that front end imaging and diagnostic leadership position to our therapy platform and the exciting things that, that portends out into the future.  But I’m sure that there are other questions as well that all of you have.
I think Michaella has sent out an email, so if you’re a little too shy to ask a question in this venue, we understand, you can email Michaella, as always, and she will happily read the email out either anonymously or share who you are.  And I’m going to welcome Bert and Chris and Claus and Rob and Shar to help me answer questions along the way, but I’ll play a little bit of an M.C.  role.  So do we have a first question or do we want to go out there?
MICHAELLA GALLINA:  We have lots of questions.
MICHAELLA GALLINA:  You can tell it to me because we’ve got dozens.  We’ll try to batch them.  If we don’t get to them.
MICHAELLA GALLINA:  I’ve received dozens of questions.  Thank you guys for reaching out.  I’ll do my best to batch them and answer them.  If we don’t get to them in this forum, please go speak with your managers.  They’ll have more information and have patience with us, there will be much more communication and lots of things to come in the coming days and weeks, so with that, the big overarching question that you’re getting Scott, is, what does this mean for me as a teammate?  What’s next?  What happens to my team, my job, and our incentive plans?
SCOTT DRAKE:  Okay, great, I will—I’ll invite Bert to help me answer that question.  And I would say a few things, you guys.  I have been on the Philips side of this equation on many, many, many times.  When I was at Covidien, as some of you know, over that 17 year period, we did dozens and dozens of acquisitions.  I think Donna and Paul can attest to that.  These guys are in a difficult spot.  They certainly have their ideas on what the integration plan looks like in their mind.  You saw the broad vision that they have, but at the same time, there are things that they don’t know about us yet, until now, that they’re just going to be learning about.

So I would ask you to give them a little bit of space.  But I would tell you from a broad perspective, this means great things for this team and the opportunities that we have to serve one another as teammates, customers and patients all around the world.  So please give them a little bit of space, but let me invite Bert to go ahead and take a cut at answering that question.
BERT VAN MEURS:  Okay, yeah, thank you Scott.  I think this is the most important question, so, of course, we were expecting that and I fully understand that, that’s the first thing that comes to your mind.  If I would be on your side, that’s exactly what I would be asking myself.  What’s happening to my team?  What’s happening to my company?  Who is Philips—big company?  What are they going to do to us?  And do I still have a job or not?  You know, that would be what I would be asking myself immediately.  So that’s the most important question.
I think first of all, you have to recognize and understand, as I said before, we are doing this acquisition—we want you to join us because you have done an amazing thing.  You have built a fantastic company.  You’re on a tremendous growth path and we want you to continue to deliver on that success and we want to preserve and protect that success.  It’s not in our interest to come as a company and disrupt what you’re doing and say, “Okay, now, you need to do it in a different way.” And risk that we’re going to basically dismantle that success.  What we want to do is there where we can add to make this success even bigger, but in order to do that, we need to make sure that we retain, as much as possible, the talents that you have, the successes that you’ve built and the culture that you have as well.  And see how we can merge that with the business that we have built ourselves.
The second thing I would like to say and that’s also why I call it a merger, is that Philips is a big company and as I said, we have consumer business, personal health businesses, healthy living.  We make air fryers; we make shavers; we make personal health watches as part of the healthy living portfolio.  By the way, you will be able to get discount (laughter) in the personnel shop.  On air fryers and Sonic Care toothbrushes, so—yeah.  But it means we are a big company with many, many different capabilities.

So what I can say about the integration plan is that you will become part of the business group image-guided therapy in Philips and there we have two business units.  One is our systems business.  All the imaging and software and services that we make.  And we are a leader there with great capabilities in technology.  And the devices businesses, led by Chris, which is the former Volcano business.  Now, Volcano has gone through exactly the same path, so what we’ve done there is to preserve and protect that device capability and therefore—and that’s a team which is roughly the size of Spectranetics and we’re going to merge that into a new business unit, image-guided therapy devices.  So it doesn’t mean that, well, let’s add on Spectranetics to Volcano.  No, we have Volcano.  We’ve built a position of strength, fantastic business.  Mostly in the diagnostic inter-vascular imaging and sensing together with Spectranetics and there we built an even stronger device portfolio as part of our overall image-guided therapy business.
So that’s where you will perfectly fit and in order to do so, we need to make sure that we retain as much as possible the successes that you have.  Now, there are still many, many questions there, indeed, we don’t have an answer to yet.  That’s why we—and this is a learning that we have also from the Volcano integration, we need to do the integration together.  We will build teams, work-streams, as you already saw, we have an integration leader from Philips and we have an integration leader from Spectranetics.  And we will have work streams that will be led by a leader from both companies.  And yes, we have ideas and we have clearly a path forward.  And we know how we can add value also to your business with strong capabilities that Philips has in-house, but at the same time, there are many areas where we don’t have a plan yet.  And we want to build that plan together with you on how to run that integration.
And the last thing I would like to say is that again, I fully understand in the coming days, this will not take away your anxiety and I understand that this may be a difficult time for you, but as Chris said, we need to focus on the business.  We are two still separate companies until close, roughly six weeks.  And then we will work on the integration further, but I want to encourage you, if you know people, or we can also make them available to you, people from Volcano who went through exactly the same path as you are now up to two and half years ago.  Same size company, very complementary to our Philips business, but also different.  Talk to the people in Volcano and they will also reach out to you, how they have experienced integration.  And today, we have leaders in Philips even in positions outside of the ICT business or on a higher level within the leadership of Philips that came from Volcano and that have grown into—have grown a career further into Philips.  So it also offers a tremendous opportunity in a larger company like Philips.  But you can talk to many people in Volcano that have experienced the integration, sometimes hard; sometimes difficult, but always with the greatest respect and with the appreciation of what they have done being a valuable and very important part of Philips and leading the way.  And I can promise you and if this does not happen, you will know where to find me, but I can promise you integration will be done with the greatest respect for you, as a person; for you as a team; and for you as what you have done as a company because that’s in your interests, but it’s also in our interests if we want to win together.

(Applause)
SCOTT DRAKE:  Candice, you’re next.  And we’ve got to respect time, okay, so—this way.
WOMAN:  As a company and our shared values, I thought we were working on the warning letter and that’s where all our focus was and now, we wake up to the news telling us that this is happening, so needless to say, a lot of us are totally devastated because we didn’t share--nothing was shared.  It hit the whatever.  (Laughter) and now, it’s a big concern.  And when you merge like this, who’s the CEO?
(Applause)
SCOTT DRAKE:  So as you guys to see, we have a very shy team.  (Laughter) And it brings me back—you guys remember the first town hall meeting we had across the parking lot.  It was six years ago in July and I hadn’t even officially started yet and we didn’t occupy the building across the parking lot.  And the first question in that town hall meeting—the first time we used words like teammate and shared values and mission and all that kind of stuff, the first question was from Candice and she was equally candid.  So Candice, there’s a few things that I would say that I hope are responsive.  I’m not going to totally satisfy you.  I’ll warn you upfront.  When you do a public company agreement like this, confidentiality is required.  In every other instance as a company, as you know, we have talked to teammates first.  This is the instance where you cannot do that.  So my apologies for that, but that is just truly the way of the world from a public company perspective.

To your point on warning letter and I’ll expand that and just say that vital few and key drivers, those are exactly what they are and we have a period of time here, as Bert said of about six weeks between now and close and we are in a very intense time of preparing for the warning letter inspection.  That work is paramount and I know both Champ and George are looking to hurry me along.  And Lindsay is nodding as well that we’ve got to be respectful of the team’s time today.
Those vital few remain what they are today.  Then the time will come where Adam and Matt lead the way on the integration and no doubt, that will become a vital few and we will allocate resources in that way and we will do as we always do, when we have our next best idea.  So this is going to go beautifully.  It is going to be a lot of work and it is up to us to stick to those things that we’re doing now over the short-term and we’ll have more communication about what integration looks like longer term.  I love your questions.  Thank you.
WOMAN:  Who’s the CEO?
SCOTT DRAKE:  Who’s the CEO?  Well, this is our new leader upon close.  In the interim, you’re stuck with me.  And when that org chart gets rolled out and we have that thoughtful opportunity to communicate that, we will do so, but Bert’s going to be our leader going forward after we close.
Next question from the floor.  Please.
WOMAN:  We have a lot of questions coming from teammates around uncertainty as to why this happened, specifically, was there not confidence in the team?  Did we fail in any manner?  And I think the answer is quite the opposite.  So I’ll let you take that.

SCOTT DRAKE:  Yeah, I would tell you guys and Bert may want to touch on this as well.  I go back to that town hall meeting six years ago and I reflect frequently on if I knew then what I know today?  How much bigger would we have thought?  How much more creative and imaginative would we have been if we knew then what we know now.  Now, I think most of us certainly myself included, would say, a tripling of the business over that period of time; an expansion of our vitality index from low single digits to mid-20s or 30 percent, wherever we’re at today; the portfolio that we currently have; the pipeline of new products and new clinical data, I think most of us would agree that the past six years has been a good start.  What I would challenge us to do is think about us being in a room like this six years from now.  How big can we think today to really capitalize on the promise of these portfolios coming together?
Chris said it.  Nobody else in this space has the capability that these two teams have coming together.  So I think we ought to lean forward and we ought to really think about what do we want to say about our journey six years from now and how big can we think about it?  This, you guys is a success.  It is the consequence of your success that this kind of opportunity happens.  I’m sure that there are some of you that, you know, are a little bit concerned as Bert said about what does this mean for me.  And that’s totally logical and fair and we’re going to get around to answering all of those questions.  But the opportunity that we have here is one that you’ve created.  It is an opportunity born of a lot of success and what we can do together.  I am 100 percent convinced, as is our board and leadership team.  What we can do together is so much more profound than what we can do as two separate companies.  Bert do you care to add anything to that?
BERT VAN MEURS:  No, I think you said it very well, Scott.  I fully agree with that and I said it before.  I mean, the reason that we want you to join Philips is because you have been extremely successful in what you’re doing.  So please take that as a compliment and it’s our job to make sure that we continue that success, but we believe and we’ve proven that also this with Volcano is that together, we can even do much bigger things.  Think about the access you will have to a lot of resources and a lot of technology in-house of Philips that you can leverage further to the journey that you’re already on.  And together, we are on a fantastic journey and indeed, the combination, think about it, there’s no other company in the world—we are so unique, nobody is a leader in imaging and devices.  You have big companies out there, Medtronic, Boston, Abbott and we have competitors in the imaging space, GE and Siemens, nobody has the combination and can deliver the best solutions for the customers as we have.

SCOTT DRAKE:  Thank you.  Question from the floor and other teammates also from Fremont and from Maple Grove as well.  Are you getting anything?  What’s that?
WOMAN:  (Indiscernible)
SCOTT DRAKE:  Oh, okay.  You guys, just fair warning, I’m getting an early hook.  So we’re going to have to leave here in just a moment.  Please, Ryan.
MAN:  Just a quick one.
SCOTT DRAKE:  One of our best R&D people, by the way.
MAN:  I don’t know about that, but—
SCOTT DRAKE:  Yeah.
MAN:  But as far as like benefits go and there was a—in the press release, they talked about stock being bought out first.  Stock options and for stock you own, things like that, how’s that going to work and when?  And then for our benefits, healthcare and everything else, will that transition to something new or are we going to stay with what we have for the foreseeable future?
SCOTT DRAKE:  Yeah, maybe I’ll invite Claus to answer that, but I will tell you guys from a benefits standpoint, you are in for some very wonderful news.  I think we do a very good job of it and we punch above our weight as Spectranetics, but I think you guys are in for a treat.  I’ll give—we talk about it a little bit here.  We talk about it a lot more in Maple Grove, so maybe you can touch on 401K, which is a really welcome thing that’s coming for our teammates.
You guys, this is Rob’s counterpart, Claus.  He runs R&D globally for the team—
CLAUS RADLBERGER:  HR.
SCOTT DRAKE:  —HR, excuse me.
CLAUS RADLBERGER:  I’m not smart enough for R&D.  So first let me say I’m equally excited to be here.  Beautiful to see all these faces and new teammates on the crew and thank you for the very warm welcome.  It’s been—for an HR guy, it’s always heartwarming to hear a CEO talk about HR and the way you do that about ARD, we pride ourselves to be a people-centered company and to see that in you guys, so we’re going to have a smooth transition.

On the—obviously, as Scott also said early, this is day one for us.  So we still have a lot to learn on your plans and what you have in place.  So we will do that very thoughtfully over the next weeks and we’ll have teams in place that dive into that.  So I can’t be very specific yet on specific benefits and so forth, but I know stock purchasing plan was one of the questions.  Yes, we have that too.  We have a very healthy benefits plan; we have a very healthy 401K plan.  So we will go—we will inform you a lot more about that as we go.
One thing that is very important to me as Chris said, we need to stay focused and keep our heads down.  So stability for us is important.  So we will do whatever we can, that for the remainder of the year, you don’t see a whole lot of changes on anything on the compensation side because we don’t want—so don’t expect it on day of close, we come in everything’s different.  We want you to—you know what you have now.  Whatever’s technically possible, we’ll try to remain for the year and then we will be thoughtful towards the—in the fall, talking to you on how we transition and do that.  And as Bert said, talk to your people from Volcano on what their experience was.  For me, a key metric is employee retention.  We measure that very carefully.  And typically what you see—when you have mergers or acquisitions is all of a sudden attrition goes up and I can proudly say that when Volcano became part of us, attrition went down.  So I think that’s a sign of confidence, so you can talk to them.
The specific point you mentioned on 401K, I will share because that is the one thing that will change at the day of—not the day of close, but right after that, we have to technically move you over to the Philips 401K plan.  And that’s good news for you because Philips has a company match up to 7 percent on the plan.  So that will be a step up for you.
(Applause)
SCOTT DRAKE:  Maple Grove is going crazy right now.  And Ryan, stock options will all rapid vest and you will be cashed out at $38.50, so share—that’s right, our shares will go away.  You will get cash for those shares and then you’ll have the opportunity to buy Philips, which you can expect I will be doing.

Do we have one good question to end on Michaella, or Betty are we having to go?  Got to go?  Okay.  Shar’s going to make a comment and—do you—you go and then once you (indiscernible)
MAN:  (Indiscernible)
SCOTT DRAKE:  All right, Shar wants to close.  Anything?
MICHAELLA GALLINA:  The last question, I think there was some uncertainty around what does closing mean in that process?  Do our teammates have a vote or a say in that and what does it look like?
SCOTT DRAKE:  Everybody with a share of stock has a vote.  Okay?  So when you go through the tendering process, you are agreeing or disagreeing to what we’re recommending as a board of directors and what the Philips board of directors is recommending and that is, we become one company.  I will be tendering my shares in favor of this, as you can tell, I think this is incredible for teammates, customers and patients.  You know I don’t talk a lot about shareholders, but it’s pretty great for them as well.
Six years ago, we were about $170 million market cap company and our enterprise value as of this morning is $2.2 billion.  I think shareholders have been very well taken care of.  I hate to end on a shareholder note, but we’ll have lots of communication going forward guys.  Let me invite Shar up to make whatever comments he is about to make.
SHAR MATIN:  I’m going to surprise you with this.  No, actually, we’ve got a lot of our production teammates here and we recognize that you’ve been working Saturdays, long hours in the afternoons and quite a few of you have come in on Sundays even, during this crunch time with warning letter remediation, as well as meeting our customers’ demands for products.  So on behalf of Lindsay, Champ and the whole senior leadership team, we did want to end on a high note, first we wanted to thank you all for all the hard work and dedication especially on the atherectomy and the SLS Glidelight lines amongst Quick Cross Extreme—Quick Cross and LLD as well.  Well, but thank you so much for everything you’ve done.  I know this is the last day for us to ship a sterilized product for shipping and I know George wants us back in there.  But I do want to end on, we’re giving you guys not only the 3rd of July off, but the also the 5th of July.  So you’ll have a long weekend—

(Applause)
SHAR MATIN:  —so thank you.  So beat that, Scott.
SCOTT DRAKE:  (Laughter)
WOMAN:  Last comment here for our teammates, just as a reminder, Donna will remain here in the café until 11:45 and then will be in her office for the rest of the day.  Stacy will have an open door policy, like all of your managers in her office in Hybrid for the rest of the day.  I know they are rock stars, please don’t mob them like they are one, but open door policy for the rest of the day and going forward for any other questions that we weren’t able to address.
Those communications will keep coming and we’re about at time for today, so I will let our new teammates close.  Thank you for your attention and for joining us today.
(Applause)
SCOTT DRAKE:  Okay, great job you guys.  You’ve heard it from Bert; you’ve heard it from Chris; now, you’re going to hear it from me.  We are operating as Spectranetics until close.  We have Q2 to crush.  We have warning letter to crush.  We have Stellarex to prepare to launch and all of the other things we do on a daily basis.  Let’s show our new Philips teammates how good we really are.  Thank you guys.  Have a great day.
(Applause)
BERT VAN MEURS:  Let me finish on the thank you very much for a very warm welcome.  I really appreciate that.  Also, thank you Shar for the extra day off.  I can use that really very much.
(Laughter)
BERT VAN MEURS:  No, really, it’s an honor to be one of your new teammates together with Chris and Matthijs and Claus as our team and I’m very much looking forward to get to know you much, much better and work very close together and on a fantastic journey.  Thank you.
(Applause)

Additional Information

The tender offer for the shares of outstanding common stock of Spectranetics has not yet commenced.  This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Spectranetics.  The solicitation and offer to buy common stock of Spectranetics will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, Philips will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”) and Spectranetics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Spectranetics files with the SEC at the SEC’s website at www.sec.gov, or free of charge from Spectranetics at www.spectranetics.com/investor-relations or by directing a request to Investor Relations, at 719-447-2292 or ir@spnc.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical information.  We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements.  All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements.  These forward-looking statements may relate to such matters as Spectranetics’ industry, business strategy, goals and expectations concerning Spectranetics’ market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Spectranetics’ stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Spectranetics will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated June 27, 2017, among Spectranetics, Philips Holding USA Inc.  and HealthTech Merger Sub, Inc. (the “Merger Agreement”), including in circumstances which would require Spectranetics to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the transactions contemplated by the Merger Agreement; (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Spectranetics’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Spectranetics’ ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (xi) other factors as set forth from time to time in Spectranetics’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and any subsequent Form 10-Qs.  Any forward-looking statement made by us in this communication speaks only as of the date hereof.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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